[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

24 May 2016

(1)	OWEN MUMFORD LIMITED

and

(2)	VERSARTIS GMBH

_________________________________

MANUFACTURING AND SUPPLY AGREEMENT

_________________________________

THIS AGREEMENT is made on the     24th  day of   May  2016 (the “Agreement”)

BETWEEN

(1)

OWEN MUMFORD LIMITED, a company incorporated in England and Wales with registration number 1257871 whose registered office address is at Brook Hill, Woodstock, Oxford  OX20 1TU, UK (“Owen Mumford”); and

(2)	VERSARTIS GMBH, a limited liability company registered in Switzerland whose principal place of business is at Mühlenberg 7, 4052 Basel, Switzerland (the “Customer”).

BACKGROUND

(A)	Owen Mumford is a world leader in the development and manufacture of medical devices for, amongst other things, drug delivery.

(B)	The Customer is a subsidiary of Versartis, Inc., a pharmaceutical company developing drug products including a long-acting form of recombinant human growth hormone.

(C)

The Customer wishes to appoint and Owen Mumford wishes to accept the appointment from the Customer to manufacture and supply drug delivery devices and units of combination product containing such device and drug supplied by Customer for the Customer on the terms of this Agreement.

(D)

The Customer will supply to Owen Mumford the active pharmaceutical ingredient in prefilled syringes and certain other materials which will be incorporated by Owen Mumford into the drug delivery device as set out in this Agreement.

OPERATIVE PROVISIONS

1	Definitions

1.1	In this Agreement the following words and expressions have the meaning set out below:

Affiliate

means any company or other entity which directly or indirectly controls, is controlled by or is under common control with a party, where ‘control’ means the ownership of more than 50% of the issued share capital or other equity interest or the legal power to direct or cause the direction of the general management and policies of that party or such company or other entity;

Authorised Sub-contractor

means any sub-contractor for the supply of the Device or Final Combination Product on a temporary basis under clause 4.3, as agreed between the parties from or alternatively as listed in the Quality Agreement;

Business Days	means Monday to Friday (inclusive) except bank or public holidays in England and in the United States of America;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Certificate of Analysis

means a listing of all results for tests conducted on samples of a lot of the Device or the Final Combination Product compared to the specifications defined by the Customer and listed in the regulatory applications;

Certificate of Conformity

means a signed certificate issued by Owen Mumford certifying the conformity of a batch of Devices with the Specification and GMP (but excluding certification of any testing or inspection of the Drug or its syringe beyond visual inspection for damage or discoloration);

Confidential Information

means, in relation to each party, (i) all information in any form or medium disclosed by that party (the “disclosing party”) to the other party (the “receiving party”) under or in connection with this Agreement whether before, on or after the Effective Date, and (ii) the terms of this Agreement;

Customer Materials	means all materials (including the Drug) supplied by the Customer to Owen Mumford;
Device

means the auto-injector device as described in Part 1 of Schedule 1, or any similar auto-injector device incorporating design features within the scope of the patents or other intellectual property covering the combination of features described in Part 1 of Schedule 1, in each case solely for use in the Field;

Drug	means the long-acting form of human growth hormone known as somavaratan (or VRS-317);
Effective Date	means the date set out at the top of this Agreement;
Exchange Rate	means the Bank of England’s published mid-market exchange rate of UK Pounds Sterling to U.S. Dollars;
Exchange Rate Comparison Date	means whichever is the later of the Effective Date or the latest date on which any amendment of the Price was effected under clause 10.5;
Field

means treatment of human growth hormone deficiency and any other condition for which any human growth hormone product is approved in the Territory, including but not limited to idiopathic short stature (ISS), small for gestational age (SGA), Prader-Willi syndrome (PWS), and Turner syndrome using any human growth hormone product or analogue;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Final Combination Product

means the product produced by Owen Mumford using the Device and Customer Materials (including the Drug) as described in Part 3 of Schedule 1 and as labelled and packaged in accordance with Part 2 of Schedule 1 (and for the avoidance of doubt for the purposes of the purchase commitment in clause 2.3 a Final Combination product shall include any product comprising a Device and a Drug);

GMP

means the principles of good manufacturing practice as set out in EC Directive 93/42/EEC, EC Directive 2003/94 and/or CRF title 21 part 210, 211 and 820 each as amended from time to time, or any successors to them and any other applicable regulations;

Intellectual Property Rights

means patent applications, patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

Limited Field	means the treatment of human growth hormone deficiency and all other analogous conditions using a long-acting human growth hormone or analogous product dosed once weekly or less frequently;
Minimum Order Quantity	means [*] units of the Final Combination Product;
Price	means the fee payable by the Customer in relation to the supply of each unit of the Final Combination Product to the Customer as set out in Schedule 2;
Primary Packaging	means packaging that envelops the Final Combination Product and retains such Final Combination Product as described in Part 2 of Schedule 1;
Purchase Order	means a written order for Final Combination Product received by Owen Mumford from the Customer;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Quality Agreement	means a quality agreement setting out the quality standards applicable to the Device and the assembly of the Final Combination Product as agreed by the parties in accordance with clause 2.6;
Secondary Packaging	means any packaging which is external to the Primary Packaging as described in Part 2 of Schedule 1;
Specifications

means the detailed technical and other requirements for the Device and the assembly of the Final Combination Product as set out in the Quality Agreement (but excluding any specifications relating to the efficacy, chemical composition, or any other quality of the Drug);

Term	means the term of this Agreement as determined in accordance with clause 15; and
Territory	means worldwide.

1.2	In this Agreement:

1.2.1	references to clauses are to the clauses of this Agreement;

1.2.2	references to the parties are to the parties to this Agreement;

1.2.3	headings are used for convenience only and do not affect its interpretation; and

1.2.4

references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision.

2	Supply of the Device and Assembly of the Final Combination Product

2.1	During the Term of this Agreement:

2.1.1

Owen Mumford agrees to manufacture the Device, to assemble the Device with the Customer Materials and to supply the Final Combination Product to the Customer each in accordance with the Specifications.

2.1.2

If following marketing authorisation Customer wishes to substantially modify the Device or create an alternate somavaratan device for a specific formulation, indication, geography, or other purpose, the Parties shall discuss in good faith a modification of this Agreement necessary to effectuate supply by Owen Mumford of such next generation device.

2.2

Subject to the minimum purchase obligations described in clause 4.4, Owen Mumford agrees to manufacture the Device exclusively for the Customer for use in the Field and undertakes not to manufacture the Device for any other customer for use in the Field for the Term.

2.3	The Customer agrees to purchase from Owen Mumford:

2.3.1	the Customer’s entire requirement for the Final Combination Product in respect of territories and countries outside the European Economic Area during the entirety of the Term; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3.2

the Customer’s entire requirement for the Final Combination Product with respect to those countries in the Territory within the European Economic Area (“EEA Countries”), with effect from the date of grant of the first marketing authorisation granted for the Final Combination Product in the European Union  (the “Authorisation Date”) and thereafter for the remainder of the Term except on the [*] anniversary of the Authorisation Date the Customer’s exclusivity commitment will be reduced to a commitment to purchase [*] of its entire requirement for the Final Combination Product from Owen Mumford with respect to the EEA Countries.  The parties may agree to extend the period of exclusivity for the EEA Countries for an additional period, by mutual written consent, subject to compliance with applicable laws.

2.4

Owen Mumford agrees to supply the Final Combination Product with the Primary and Secondary Packaging and any labelling, leaflets and/or trademarks specified in Part 2 of Schedule 1, or such other Primary and Secondary Packaging and labelling, leaflets and/or trademarks as are agreed in writing between the parties from time to time.

2.5	During the Term the Customer will provide Owen Mumford with Customer Materials in bulk packaging as required for the production of the Final Combination Product.

2.6

As soon as possible following signature of this Agreement, but in no event more than six (6) months after the Effective Date, the parties will prepare and negotiate in good faith a quality agreement setting out the design history file contents, Specifications, and quality standards which will apply to the Device and the Final Combination Product and such agreement shall, when executed by both parties, be annexed to Part 4 of Schedule 1 and shall form part of this Agreement (the “Quality Agreement”).  In the event of any conflict between this Agreement and the Quality Agreement, the prevailing document shall be determined as follows:

2.6.1	for any conflicts related to quality assurance matters or the regulatory obligations of the parties, or any Specifications, the Quality Agreement shall prevail; and

2.6.2	for all other conflicts, this Agreement shall prevail.

2.7

Prior to delivery of the Final Combination Product to the Customer, Owen Mumford will perform design control tests (including such tests as agreed in writing between the parties) to verify that the Final Combination Product complies with the Specifications. Owen Mumford will supply a Certificate of Conformity with each batch of Final Combination Product.  Owen Mumford shall send, or cause to be sent, as applicable, such certificates to the Customer prior to the shipment of the Final Combination Product. Owen Mumford shall provide the Customer, upon the Customer’s written request, with copies of executed batch records, quality reports of control and test materials, deviation reports, investigation reports, and performance testing results or other documentation or materials as reasonably requested by the Customer.

2.8

Owen Mumford warrants that the Final Combination Product will be manufactured in accordance with GMP, applicable laws and regulations and the Quality Agreement and will comply with the Specifications on delivery. Owen Mumford shall promptly inform the Customer in writing of any proposed process changes, change to any of the agreed upon Specifications, quality standards or any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

applicable laws and regulations and shall obtain the Customer’s prior agreement in writing before making any such change.

2.9

The Customer shall inform Owen Mumford in writing at as early as stage as possible of any proposed changes to any of the Customer Materials (including without limitation any change to their specifications, design or composition) or and change of applicable laws and regulations relating to the Customer Materials, and the parties shall thereafter discuss in good faith how best to accommodate such change (including without limitation by varying this Agreement or any relevant Specifications).

2.10

Owen Mumford agrees to comply with any reasonable instructions provided by the Customer (to the extent they are consistent with the Quality Agreement) in relation to the incorporation of any Customer Materials into the Final Combination Product and in relation to the Primary and Secondary Packaging and inclusion or affixation of any labelling, leaflets and/or trademarks in or to the Final Combination Product as specified in Part 2 of Schedule 1.

2.11

Owen Mumford shall store the Customer Materials, any raw materials components or ingredients used in the production of the Final Combination Product and the Devices in accordance with the Specifications and all applicable laws and regulations for no additional charge and shall supply details of such storage to the Customer upon written request. For a period of up to [*] following the date of issue of the Certificate of Conformity pursuant to clause 2.7, Owen Mumford will store the Final Combination Product in accordance with the Specifications and all applicable laws and regulations until they are shipped to the Customer or a third party identified by the Customer.  Owen Mumford shall have no obligation to store Final Combination Product beyond such [*] period and may thereafter at its option ship, store, or engage a third party to store such Final Combination Product at the Customer’s risk and cost.

2.12

Owen Mumford may sub-contract its obligations under this Agreement to suppliers on the list of approved suppliers relating to the supply of the Final Combination Product under this Agreement maintained by Owen Mumford, as amended by Owen Mumford from time to time (the “List”), provided that:

2.12.1	Owen Mumford shall perform final assembly of the Device itself and shall not sub-contract final assembly other than to Authorised Sub-contractors in the limited circumstances described in clause 4.3;
2.12.2

Owen Mumford shall provide the List to Customer within two (2) weeks following the Effective Date and shall notify Customer of any new approved suppliers added to the List within two (2) weeks of their addition;  and

2.12.3

Owen Mumford shall oblige each subcontractor to comply with the relevant provisions of this Agreement and remains liable to the Customer for the performance of its obligations under this Agreement, whether or not sub-contracted.

3	Obligations of the Customer and Owen Mumford

3.1

The Customer will co-operate with Owen Mumford as may reasonably be requested by Owen Mumford relating to the manufacture of the Devices and the assembly and supply of Final Combination Product and will respond in a timely manner to all reasonable requests for information from Owen Mumford.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2

Owen Mumford will, following the receipt of a forecast from the Customer as set out in clause 4, or as otherwise needed at a later date, provide the Customer with a written order for Customer Materials.

3.3

The Customer will supply, or procure the supply to Owen Mumford of all Customer Materials as may be reasonably required by Owen Mumford together with material safety data sheets and any other information reasonably necessary to ensure safe storage and handling of them by Owen Mumford. The Customer shall, or Customer’s designated representative shall, deliver the Customer Materials to Owen Mumford Delivered At Place (INCOTERMS 2010) at Chipping Norton, UK.  Owen Mumford agrees to only use the Customer Materials as required for the manufacture of the Devices and the assembly and supply of the Final Combination Product to the Customer in accordance with the terms of this Agreement and agrees not to:

3.3.1	use the Customer Materials for any commercial purpose except for the manufacture of the Devices and the assembly and supply of the Final Combination Product; or

3.3.2	not to distribute any of the Customer Materials to any third party other than an Affiliate or sub-contractor of Owen Mumford as necessary for the performance of this Agreement.

3.4

The Customer shall provide Customer Materials to Owen Mumford as are necessary for the manufacture of the Devices and the assembly of the Final Combination Product in accordance with this Agreement.  Owen Mumford understands and acknowledges that the Customer Materials: may have hazardous properties and must be handled and used with due care in accordance with the instructions provided by the Customer, taking into account the potentially hazardous nature of the Customer Materials and any procedures notified to Owen Mumford by the Customer (which may be changed by the Customer from time to time following reasonable notice to Owen Mumford) and in accordance with all applicable laws and safety regulations.

3.5

All Customer Materials are stored at Customer’s risk, and the Customer is responsible for insuring against all loss or damage to the Customer Materials while in Owen Mumford’s possession.  If Customer Materials are damaged in storage, Owen Mumford shall inform the Customer of such damage as soon as reasonably possible and in no event later than forty-eight (48) hours from the time such damage is discovered by Owen Mumford. Following such notification the parties will discuss the replacement of the damaged Customer Materials and any delays to delivery of the Final Combination Product as set out in clause 4.3.

3.6

Owen Mumford will, on termination or expiry of this Agreement, provide notice to the Customer of any Customer Materials remaining in its possession or under its control. Customer may instruct Owen Mumford whether to return such Customer Material to the Customer or to destroy it, at the Customer’s cost, except if the Agreement is terminated for Owen Mumford’s breach then it shall be at Owen Mumford’s cost.  If the Customer does not provide instructions to Owen Mumford within thirty (30) days of receipt of written notice from Owen Mumford requesting instructions, Owen Mumford may dispose of the excess Customer Materials without any further liability or obligation to the Customer.

4	Forecasting and Purchase Orders

4.1	No later than sixty (60) days from the Effective Date, and thereafter not less than sixty (60) days before the commencement of each calendar quarter, the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Customer shall provide Owen Mumford with a written non-binding forecast for the subsequent [*] specifying the Customer’s anticipated requirement for the Final Combination Product. The first [*] of any such forecast shall represent the binding quantities of the Final Combination Product which the Customer will purchase.

4.2

The Customer shall supply a Purchase Order to Owen Mumford containing the following information (a) number of units of Final Combination Product required; (b) requested delivery date (such date to be not less than [*] from date of Purchase Order); and (c) any carriage instructions or requirements. Owen Mumford reserves the right to refuse to accept any Purchase Order which is not in compliance with this clause. Owen Mumford shall acknowledge receipt and acceptance of a Purchase Order to the Customer together with information on the anticipated delivery date for Final Combination Product. Once a Purchase Order, which is compliant with the requirements of this clause 4.2, is received by Owen Mumford in accordance with the binding forecast provided by the Customer as set out in clause 4.1, Owen Mumford shall be obliged to accept such Purchase Order to manufacture and supply the Final Combination Product to the Customer. Subject to the provisions of this clause 4.2, Owen Mumford agrees to supply Final Combination Product within the requested delivery dates set out in any Purchase Order (provided that Owen Mumford shall not be in breach of this obligation if it supplies the Final Combination Product within [*] before or after the applicable delivery date). If the aggregate Purchase Orders issued by Customer in any [*] period exceed the binding forecast for such period, Owen Mumford shall make good faith efforts to fulfil such Purchase Orders or the portion thereof it may reasonably supply. Owen Mumford shall not be obliged to accept any conditional Purchase Orders.

4.3

If Owen Mumford anticipates that it will not be able to manufacture and/or supply the total ordered quantities of the Final Combination Product in accordance with the [*] forecasts provided by the Customer in accordance with clause 4.1 and/or the Purchase Orders placed by the Customer, it shall immediately notify the Customer in writing as soon as it becomes aware of such likely inability to deliver or delay. Owen Mumford shall provide the Customer with details of the problem including an estimate of the likely delivery date and shall use its best endeavours to minimise the delay. Owen Mumford will prepare and implement a contingency plan which will include a proposal setting out how it intends to minimise the delay. If Owen Mumford is unable to manufacture and/or supply Final Combination Product to the Customer for a continuous period of more than [*], the parties shall cooperate to enable manufacture of the Devices and/or assembly and supply of Final Combination Product by an Authorised Sub-contractor approved by the Customer. If required by the Customer, Owen Mumford will supply to such Authorised Sub-contractor any necessary documentation required to manufacture and supply Final Combination Product. The Authorised Sub-contractor shall only be used by the Customer during the period in which Owen Mumford is unable to continue to manufacture the Device and/or assemble and supply Final Combination Product.  Owen Mumford shall, to the extent practicable, at the request of the Customer, source from Authorised Sub-contractors, the quantities of Final Combination Product required to satisfy the Purchase Orders placed by the Customer. If Owen Mumford is unable to manufacture and/or supply the Final Combination Product and/or is unable to source the required volume of Final Combination Product from Authorised Sub-contractors for a continuous period of more than [*], the Customer may terminate this agreement in accordance with clause 15.2.

4.4	There shall be no minimum purchase requirement from the Effective Date until the [*] anniversary of the first marketing authorisation granted for the Final

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Combination Product in the United States or the European Union.  Beginning in the [*] period following the [*] anniversary of such first marketing authorisation and thereafter during each period [*] following the anniversary of such date, the Customer must purchase not less than the Minimum Order Quantity of the Final Combination Product in order to maintain exclusive rights to the Device in the Field.  The Minimum Order Quantity shall be reduced by agreement of the parties to take account of any unanticipated circumstances which arise that may impact the Customer’s ability to purchase the Minimum Order Quantity including any delay in or failure by Owen Mumford to deliver the Final Combination Product, any Force Majeure Event (as defined in clause 16) and failure to timely receive regulatory approval in any country in the Territory, any safety concerns or any restrictions on labelling or any restrictions imposed on the sale of the Final Combination Product by regulatory authorities.

4.5

If in any relevant [*] period as defined in clause 4.4 the Customer does not purchase quantities of Final Combination Product equal to the Minimum Order Quantity, then the Customer may, at its sole option, elect to pay to Owen Mumford an amount (the “Order Shortfall Payment”) calculated as follows:

[*]

4.6	If:

4.6.1

the Customer has not purchased the Minimum Order Quantity of Final Combination Product in any applicable [*] period as defined in clause 4.5and has not made an Order Shortfall Payment to Owen Mumford in accordance with clause 4.5; or

4.6.2	no marketing authorisation has been granted in relation to the Final Combination Product in either the U.S. or Europe by the [*] anniversary of the Effective Date,

each occurrence of the term “Field” herein (other than in clauses 1.1and 11.1) shall be substituted by the term “Limited Field” each as defined in clause 1.1. Following such substitution, the exclusivity obligations in clause 2.2 and the license grant in clause 11.5 shall be restricted to the Limited Field.

4.7

The Final Combination Product will be delivered Ex Works (INCOTERMS 2010) Owen Mumford Limited, Chipping Norton, Oxfordshire, UK provided that Owen Mumford will, if requested to do so by the Customer, arrange for carriage of the Final Combination Product to the Customer’s nominated address at the Customer’s expense. Any carriage arranged by Owen Mumford will be at the risk of the Customer. Risk in the shipment will pass to the Customer upon delivery to the carrier at Owen Mumford’s premises in Chipping Norton, UK. The Customer shall acknowledge receipt of delivery of each shipment of Final Combination Product as soon as reasonably possible following delivery to the Customer’s premises.

5	Inspection of Final Combination Product

5.1

Following receipt of a shipment of the Final Combination Product from Owen Mumford, the Customer or its designated agent shall, within [*], carry out an inspection (as defined below) of such shipment to ensure that the Final Combination Product does not have apparent defects and is accompanied by an associated Certificate of Conformity.  If such Final Combination Product shows apparent defects and/or does not meet the Specifications the Customer shall promptly notify Owen Mumford in writing that it rejects the shipment setting out

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

reasonable details of the defect. Subject to the provisions of clause 5.3, if the Customer does not notify Owen Mumford of rejection of such shipment within such [*] period, such shipment of the Final Combination Product shall be deemed to have been accepted by the Customer and not to have apparent defects.

5.2	For the purposes of this Agreement, “inspection” shall mean:

5.2.1

comparing the applicable Purchase Order against the documentation accompanying the shipment to verify that the delivery date, identity, quantity and exterior shipment labelling comply with the Purchase Order;

5.2.2

verifying that the Certificate of Conformity and Certificate of Analysis for the shipment states that the Final Combination Product conforms in all material respects to the applicable Specifications; and

5.2.3	visually inspecting the exterior of the shipment of the Final Combination Product to verify that the shipment appears to be in good condition.

5.3

Notwithstanding the foregoing, Owen Mumford shall remain liable to the Customer, to the extent provided in clauses 5.4 or 5.5 as appropriate, for any latent defect in the Final Combination Product that subsequently is discovered which renders the relevant Final Combination Product unusable or unsaleable, if such defect could not reasonably have been discovered by inspection, is due to the failure of the Final Combination Product to meet the Specification at the time of delivery and/or is because the Final Combination Product has a latent defect and provided that the Customer informs Owen Mumford by notice in writing of such defect and rejection of the relevant shipment not later than [*] from the date of the Customer’s or its Affiliates’ knowledge of such latent defect. For the purposes of this clause 5.3, a latent defect shall be any failure to meet the Specification that exists at the time of delivery and only manifests itself at a later date.

5.4

Within [*] of receipt by Owen Mumford of a notice of rejection from the Customer in accordance with clause 5.1 or clause 5.3, Owen Mumford shall indicate in writing to the Customer whether Owen Mumford is issuing a return authorisation.  In the event that a return authorisation is issued by Owen Mumford the Customer shall either destroy or return to Owen Mumford as stated in the return authorisation the quantities of the Final Combination Product in question and Owen Mumford shall replace such quantities within [*], in either case at Owen Mumford’s expense (provided that [*] any Customer Materials necessary for the replacement of such Final Combination Product at its own expense unless [*]).  [*] replacement of Customer Materials shall [*].  If the payment in respect of such quantities of the Final Combination Product is outstanding, it shall be postponed until such replacement quantities of the Final Combination Product are received and accepted by the Customer in accordance with this clause 5.

5.5

After receipt of any rejection notice from the Customer pursuant to clause 5.1 or clause 5.3, if Owen Mumford does not issue a return authorisation under clause 5.4, and if the relevant defect relates to non-compliance with the Specification, Owen Mumford shall evaluate a retained sample of any batch of the Final Combination Product rejected by the Customer for non-conformity with the Specifications within [*] of receipt of such notice, and shall present its findings with respect to the Final Combination Product to the Customer.  If such tests confirm non-conformity with the Specification, Owen Mumford shall promptly supply to the Customer (at Owen Mumford’s cost and expense) a conforming batch in the same quantity as the rejected batch and shall reimburse the Customer for any out of pocket costs or expenses reasonably incurred by the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Customer including shipping charges or the cost of destruction (as Owen Mumford elects) in relation to such non-conforming batch (provided that [*] any Customer Materials necessary for the replacement of such Final Combination Product at its own expense unless [*]).  [*]r replacement of Customer Materials shall [*].  If the parties cannot agree on whether the batch of the Final Combination Product in question conforms to the Specifications, an independent qualified laboratory reasonably acceptable to both parties, and at a cost to be borne by the party found to be in error, shall evaluate both the Customer’s and Owen Mumford’s samples of the Final Combination Product from the batch in question, and the definitive results of such laboratory shall be final and binding on the parties.  If the batch of the Final Combination Product in question is determined to be non-conforming, such non-conforming batch shall be held for Owen Mumford’s disposition, or shall be returned to Owen Mumford, as directed by Owen Mumford no later than [*] following such determination, in each case at Owen Mumford’s expense.  Owen Mumford shall replace each non-conforming batch of the Final Combination Product, or the non-conforming portion thereof, with conforming Final Combination Product within [*] (provided that [*] any Customer Materials necessary for the replacement of such Final Combination Product at its own expense unless [*]).  [*] replacement of Customer Materials shall [*].  If the batch of the Final Combination Product in question is determined to be conforming and provided that the Certificate of Conformity did not indicate it to be non-conforming, such batch of the Final Combination Product shall be returned to the Customer at the Customer’s cost and expense.

5.6

If Owen Mumford’s performance of its obligations under this Agreement is prevented or delayed by any breach of clauses 2, 4 or 5 as a result of any action or omission by the Customer, Owen Mumford will not be liable to the extent that any costs, charges or losses sustained or incurred by the Customer arose from such breach or act or omission of the Customer.  For the avoidance of doubt, any defect in the Final Combination Product (whether pursuant to clause 5.1 or 5.3) caused solely by the Customer Materials shall be the responsibility of the Customer and shall not be subject to clauses 5.4 or 5.5.  Where a defect in the Final Combination Product is caused solely by the Customer Materials, if requested by the Customer, Owen Mumford shall provide reasonable assistance to the Customer to promptly replace the defective Final Combination Product at the Customer’s expense.

5.7

Provided that Owen Mumford complies with its obligations under clause 5.4 and 5.5 in relation to any rejected or non-conforming Final Combination Product [*] in relation to any defect or non-conformity in such Final Combination Product.

6	Stock
6.1

Owen Mumford shall maintain (or have immediately available by way of consignment) stocks of all raw materials, components and ingredients used in the production of the Final Combination Product (except Customer Materials) as required to ensure that it will be able to produce the Final Combination Product as required by the Customer in accordance with the [*] forecasts provided by the Customer in accordance with clause 4.1 and Owen Mumford shall ensure that it has placed sufficient orders for Customer Materials as required in accordance with clause 3.2.

6.2

Owen Mumford will not keep or supply any Final Combination Product that has less than [*] of its shelf life remaining as at the time of delivery to the Customer.  Any out of date or damaged Final Combination Product will be immediately destroyed by Owen Mumford at its cost in accordance with applicable law and such destruction shall be fully documented.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7	Amendments to the Specifications

7.1

Amendments to the Device, the Final Combination Product and/or Specifications may only be made with the written agreement of both parties in accordance with this clause 7.  Where such changes are required to comply with any legal and/or regulatory requirements, the parties shall use reasonable endeavours to agree any changes to the Device, Final Combination Product and/or Specifications (and any cost impact resulting from such changes). Where agreement cannot be reached as to the changes required and terms applicable to such changes the Customer shall be entitled to terminate this Agreement, subject to payment of the Price for all Final Combination Product supplied or ordered prior to the date of termination.

7.2

Owen Mumford must notify the Customer at least [*] prior to making any change to the Specifications and/or validated processes or procedures for moulding, assembly, packaging, quality control and quality assurance operations related to the manufacturing of Final Combination Product or any services provided under this Agreement including reasonable details of the changes it is proposing to make.

7.3

The Customer understands and accepts that changes to the Device, the Final Combination Product and/or Specifications may impact on regulatory or other approvals obtained by Owen Mumford and that as a result additional development work may be required to be undertaken. Any such development work shall be undertaken on terms (including as to cost) to be agreed between the parties provided that any changes required as a result of changes proposed by Owen Mumford shall be at Owen Mumford’s cost.

7.4

Any changes may also impact on the Price payable by the Customer and any changes to the Device, Final Combination Product and/or Specifications are subject to agreement as to the Price applicable to such modified Final Combination Product.

7.5

If any changes or amendments are agreed to by the parties in accordance with this clause 7, the parties will promptly confirm in writing any update to Schedules 1 and/or 2 and the relevant party will implement any changes or amendments accordingly.

8	Regulatory Approvals and Compliance

8.1

Owen Mumford will be responsible, at its cost, for preparing and maintaining all approvals and registrations of manufacturing facilities and quality assurance systems required for the manufacture of Devices and the assembly and supply of the Final Combination Product under this Agreement.

8.2

The Customer shall use reasonable efforts to advise Owen Mumford in a timely fashion of any regulatory submissions relating to the Final Combination Product which may result in inquiries from the regulatory authorities requiring responses from Owen Mumford. Owen Mumford shall use reasonable efforts to promptly respond to any such inquiries and provide all information requested by such regulatory authorities, which shall be within: (i) [*] from Owen Mumford's receipt of the inquiry; or (ii) the timeframe set forth by such regulatory authorities, whichever is shorter.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.3

Owen Mumford will be responsible, at its sole cost, for preparing and maintaining the technical file for the Device and the Final Combination Product and will provide the technical file to the Customer for the purpose of assisting the Customer to obtain regulatory approvals for the Device and the Final Combination Product in accordance with clause 8.4. Owen Mumford shall return any original documents held by it on the Customer’s behalf to the Customer promptly following expiry or termination of this Agreement and shall destroy any copies, unless the Customer requests Owen Mumford provide them to the Customer at the Customer’s sole cost.

8.4

The Customer will be responsible for obtaining and maintaining all necessary regulatory approvals and registrations for the use of the Final Combination Product in conjunction only with the Drug in its own name in each country in which it intends to use or sell the Final Combination Product.

8.5

Owen Mumford will maintain, in sufficient detail and in accordance with GMP, comprehensive, accurate and up to date validation documents and production records relating to the manufacture of the Device and the assembly of the Final Combination Product and will provide copies of these to the Customer on request.

8.6

Owen Mumford will ensure that it, and any sub-contractor conducting any of the manufacture and supply, has in place (and maintains during the period that it is conducting any manufacture or supply) all approvals, permits and licences relating to the premises where any of the manufacture and/or supply is taking place as are required for the manufacture of the Device and/or the assembly of the Final Combination Product intended for use in the administration of human medicinal products.

9	Audit

9.1	Owen Mumford will permit the Customer, its representatives and any regulatory authorities to:

9.1.1	inspect Owen Mumford’s work under this Agreement and its manufacturing facilities;

9.1.2	inspect all relevant records of Owen Mumford relating to the manufacture of the Devices and/or the assembly and supply of the Final Combination Product; and

9.1.3	access relevant representatives of Owen Mumford.

Such inspections by the Customer or its representatives will take place during regular business hours and require reasonable prior notice to Owen Mumford and may take place no more than [*] during the Term with the exception of audits or inspections required by regulatory authorities, in response to or following a recall as set out in clause 14 or a prior audit at which issues were identified.  The Customer will provide Owen Mumford with the identity of its representatives in advance and Owen Mumford will accept such representatives unless it has objectively valid reasons for not doing so.

9.2

Owen Mumford shall promptly notify, consult and keep the Customer informed of any inquiries, inspections and/or legal actions by any regulatory authority relating to the manufacture of the Devices or assembly of Final Combination Product at any of Owen Mumford's facilities. The Customer shall have the right to participate in any inspection by any regulatory authority involving Final Combination Product,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

but only in consultation with and after consent of Owen Mumford, such consent not to be unreasonably withheld, delayed or conditioned.
9.3

Owen Mumford shall provide the Customer, promptly after receipt by Owen Mumford, with a summary of any inspection reports and/or legal actions with or by any regulatory authority relating to the manufacture of Devices or assembly of Final Combination Product.

9.4

In connection with any pre-approval inspections by any regulatory authority of Owen Mumford’s facilities where manufacturing, storage or testing of Devices or Final Combination Product or their components takes place, Owen Mumford shall permit appropriate Customer personnel to be present during such inspection and shall provide the Customer with timely communication and updates on pre-approval inspections by any regulatory authority for the Devices or Final Combination Product. In addition, Owen Mumford shall keep the Customer timely and reasonably informed on an on-going basis as to any proposed responses regarding corrective or remedial actions to be taken as a result of any such pre-approval inspection, including, without limitation, any corrective or remedial action relating to Owen Mumford's facilities or any third party's facilities used for the benefit of Owen Mumford.

9.5	The rights of access and information granted under this clause 9 will be without prejudice to the obligations of confidentiality contained elsewhere in this Agreement.

10	Payment

10.1

In consideration of the supply of the Final Combination Product in accordance with this Agreement by Owen Mumford, Owen Mumford will be entitled to invoice the Customer for the Price.  Owen Mumford shall be entitled to invoice the Price following delivery of the Final Combination Product to the Customer in accordance with clause 4.

10.2

Owen Mumford will send all invoices to the invoice address as specified in Schedule 2.  Invoices shall be due for payment within [*] of date of receipt of the invoice. Invoices shall be paid by telegraphic transfer unless otherwise agreed by Owen Mumford in writing.

10.3	The Customer will pay each invoice in U.S Dollars to the bank account specified in Schedule 2 or as is otherwise nominated in writing on the relevant invoice or by Owen Mumford from time to time.

10.4

If at any time the Exchange Rate deviates from the Exchange Rate as at the Exchange Rate Comparison Date by [*] or more in either direction for a continuous period of [*] or more, then either party may so notify the other, specifying:

10.4.1	the Exchange Rate as at the Exchange Rate Comparison Date;

10.4.2	the average Exchange Rate during the relevant [*] period; and

10.4.3	the difference between the two Exchange Rates (expressed as a percentage) (the “Exchange Rate Percentage Difference”); and

10.4.4	the “Price Adjustment”, being the Price multiplied by the Exchange Rate Percentage Difference.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.5

If the Exchange Rate Percentage Difference is greater than [*] in either direction, then the parties shall amend the Price by adding or subtracting the Price Adjustment as applicable, with such amendment to take effect on the last day of the calendar month following the month in which one party notified the other of the deviation in the Exchange Rate under clause 10.4.

10.6

All sums due under this Agreement are exclusive of any applicable value added or other sales tax, which the Customer will pay in addition at the rate prescribed by law. The invoice shall be paid in full and the Customer has no right to withhold taxes, currency conversion charges or any other sums for payment due under invoice.

10.7

If any payment to Owen Mumford under this Agreement is overdue, Owen Mumford may charge the Customer interest on any overdue sum at the rate of [*] above the base rate quoted by Barclays Bank Plc from time to time provided that if the payment of any amount is disputed by the Customer, the Customer shall only be obliged to pay the amount of the invoice not in dispute until the dispute has been resolved. In the case of dispute, interest shall only be payable on the amount which is not disputed unless the Customer is found to be liable for the amount due in which case the Customer shall reimburse Owen Mumford for the amount outstanding plus interest at the rate set out above from the date the original invoice was due to the actual date of payment.

10.8

If any Customer payment under this Agreement is at least [*] overdue, Owen Mumford may, at its sole discretion, suspend work on manufacture and/or supply of Final Combination Product in accordance with any other Purchase Order until the payment has been made in full.

11	Intellectual Property

11.1

Nothing in this Agreement will affect the ownership of any Intellectual Property Rights of either of the parties existing prior to this Agreement nor operate to grant to the other party any licence or right under any Intellectual Property Rights except as expressly set out in this Agreement.  Owen Mumford acknowledges that the Customer owns the trade dress in the Final Combination Product and any Intellectual Property Rights relating thereto and undertakes not to use the same colour combinations used for the Final Combination Product for the manufacture or supply of auto-injector products for other customers in the Field at any time during the Term.

11.2

With respect to any inventions that occur during the conduct of activities described in this Agreement, any Intellectual Property Rights [*] and/or [*] shall be owned by [*]. Any Intellectual Property Rights [*] and/or [*] shall be owned by [*].

11.3

Subject to clauses 11.1 and 11.2, any Intellectual Property Rights associated with new inventions related solely to the Drug or to any improvements or modifications made to the Final Combination Product Primary Packaging, Secondary Packaging, labelling, leaflets, trademarks or any Customer Materials during the Term shall be owned by the Customer. The Customer grants to Owen Mumford a non-exclusive, royalty-free, non-sub-licensable (other than to Owen Mumford’s sub-contractors for the performance of this Agreement) licence under its Intellectual Property Rights to use the Customer Materials and Confidential Information supplied to Owen Mumford by the Customer and any improvements or modifications made to the Final Combination Product solely for the purpose of the manufacture of the Devices and the assembly and supply of the Final Combination Product for the Customer during the Term.  Such licence includes a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

licence to any Customer Primary Packaging, Secondary Packaging, labelling, leaflets, trademarks or trade names where such licence is required for the manufacture of the Devices and the assembly and supply of the Final Combination Product.

11.4

To the extent necessary to enable the Customer to import, keep, offer for sale, sell and use the Final Combination Product supplied to it by Owen Mumford in the Field, Owen Mumford grants to the Customer an exclusive, irrevocable, sub-licensable, world-wide licence in the Field under Owen Mumford’s Intellectual Property Rights within or covering the Device and the Final Combination Product.  Notwithstanding the foregoing, in accordance with clause 4.6, Owen Mumford’s intellectual property grant shall be narrowed to the Limited Field if Customer fails to purchase the Minimum Order Quantity and declines to pay the Order Shortfall Payment in any twelve (12) month period.

11.5

For any new inventions relating to both [*] and [*], resultant Intellectual Property Rights shall be jointly owned by Owen Mumford and Customer, each having an equal undivided interest therein (“Joint IPR”). Neither party may exploit, license, transfer or apply for registration of such Joint IPR except as expressly set out in this Agreement (or any other agreement between the parties).

11.6

Each party grants to the other party a non-exclusive, royalty-free, sub-licensable licence under its interest in the Joint IPR to the extent necessary to complete all activities contemplated under this Agreement (which shall include, in the case of Owen Mumford’s activities, the right to sub-licence to its sub-contractors).

11.7

In the event of any Joint IPR arising under this Agreement the parties enter into a separate agreement governing their respective rights to exploit, license, transfer, and/or apply for registration of such Joint IPR.

11.8

Each party will notify the other party in writing if it becomes aware of any patent or patent application belonging to any third party that might adversely impact the manufacture of the Devices or the assembly or supply of Final Combination Product to the Customer or the sale or use of such Final Combination Product by the Customer.

11.9

Following receipt of written notification in accordance with clause 11.8, the parties will discuss in good faith the consequences of any third party patent or patent application identified and the parties will, at the option and cost of the Customer either:

11.9.1	propose a re-design of the Device and/or the Final Combination Product to avoid the infringement or potential infringement;

11.9.2

enter into negotiations with such third party to obtain a licence to allow Owen Mumford to manufacture the Device and/or assemble and supply the Final Combination Product to the Customer and the Customer to use and sell the Final Combination Product in the Field; or

Until such redesign is complete or infringement avoided the Customer shall be relieved of its obligation to purchase the Minimum Order Quantity (which shall be reduced on a pro rata basis) and Owen Mumford shall be relieved of its obligation to supply the Final Combination Product.

11.10	Owen Mumford does not make any representation and gives no warranty that the use of the Final Combination Product by the Customer or any other person will

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

not infringe the Intellectual Property Rights or other rights of any third party and Owen Mumford will have no liability to the Customer for any such claim.

11.11

The Customer does not make any representation and gives no warranty that the manufacture of the Device and/or the assembly and supply of the Final Combination Product by Owen Mumford or any other person will not infringe the Intellectual Property Rights or other rights of any third party and the Customer will have no liability to Owen Mumford for any such claim.

11.12

Customer warrants at the Effective Date that, as far as it is aware, there are no third party Intellectual Property Rights or restrictions affecting the use or supply of the Customer Materials or Customer Confidential Information.

11.13

Owen Mumford warrants at the Effective Date that, as far as it is aware, there are no third party Intellectual Property Rights or restrictions affecting the manufacture of the Devices, the assembly of the Final Combination Product or the use or supply of the Final Combination Product by or to the Customer.

12	Confidentiality

12.1

During the Term and for a period of [*] after the expiry or termination of this Agreement each party will keep the Confidential Information of the other party in strict confidence, not disclose it to any third party and not use it for any purpose other than fulfilling its obligations under this Agreement.

12.2

Notwithstanding clause 12.1 the receiving party may disclose the Confidential Information of the disclosing party to those of its employees or sub-contractors who reasonably need to know it in order to fulfil the receiving party’s obligations under this Agreement, provided that they are informed of the confidential nature of the Confidential Information and are bound by obligations of confidence no less onerous than those set out in this Agreement in respect of it.  The receiving party will be liable to the disclosing party for any unauthorised disclosure or use of its Confidential Information by any of its employees or sub-contractors.

12.3	The obligations of confidence and non-use set out in clause 12.1 will not apply to any Confidential Information that the receiving party can show by reference to written records:

12.3.1	was, at the time of disclosure to the receiving party, published, known publicly or otherwise in the public domain;

12.3.2

is, after disclosure to the receiving party, published or becomes known publicly or otherwise becomes part of the public domain, through no fault of the receiving party, any of its Affiliates, any of its sub-contractors or any of their respective employees;

12.3.3	was, prior to the time of disclosure to the receiving party, known to and at the free disposal of the receiving party;

12.3.4

is, at any time, disclosed to the receiving party by a third party in circumstances in which the  receiving party has no reason to believe that there has been a breach of an obligation of confidence owed to the disclosing party;

12.3.5	is independently developed by or on behalf of the receiving party without use of or reliance on the Confidential Information received from the disclosing party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.4

Neither party will be in breach of its obligations under clause 12.1 to the extent that it is required to disclose any Confidential Information of the other under any law or by or to a court or other public, regulatory or financial authority that has jurisdiction over it, provided that the receiving party gives the disclosing party written notice prior to disclosing any of the disclosing party’s Confidential Information and that the disclosure is made only to the extent required and for the purpose of complying with the requirement and that the receiving party takes all reasonable measures to ensure, as far as it is possible to do so, the continued confidentiality of any Confidential Information so disclosed.

12.5

Except as required to comply with applicable laws and regulations relating to the sale of the Final Combination Product (including, for the avoidance of doubt, any requirement for the Customer to refer to Owen Mumford as the manufacturer of the Final Combination Product), neither party will use the other’s name or logo in any press release or product advertising, or for any other promotional purpose, without first obtaining the other’s written consent.

12.6

On termination or expiry of this Agreement, each party will return to the other party all of that party’s Confidential Information which is in its possession or under its control (including all copies).  As an exception to this obligation, each party may retain one copy of the other party’s Confidential Information in paper form in its legal files solely for the purpose of ensuring compliance with its obligations under this Agreement or as required to comply with any applicable legal or regulatory requirement including GMP.

13	Liability and Insurance

13.1

Owen Mumford will indemnify the Customer, its Affiliates, its employees, officers and representatives and keep them fully and effectively indemnified against all losses, liabilities, damages and expenses (including reasonable legal fees and costs) suffered or incurred in connection with any claims, demands, actions or other proceedings brought against any of them by any third party arising directly out of any breach by Owen Mumford of the warranty in clause 2.8 - except to the extent that such losses, liabilities, damages or expenses are attributable to any negligence, breach of contract or wilful misconduct on the part of the Customer or its representatives or are attributable to the use of any Drug or any directions or specification from the Customer or to any modifications made at the request of the Customer in writing.

13.2

The Customer will indemnify Owen Mumford, its Affiliates, its employees and its officers and keep them fully and effectively indemnified against all losses, liabilities, damages and expenses (including reasonable legal fees and costs) suffered or incurred in connection with any claims, demands, actions or other proceedings brought against any of them by any third party arising directly out of or in connection with the manufacture, sale or use of any Final Combination Product (or any Drug contained within that Final Combination Product) or, where used in accordance with the Customer’s written instructions, the use of any Customer Materials (including any Customer trademarks or trade names), except to the extent that such losses, liabilities, damages or expenses are attributable to any negligence, breach of contract or wilful misconduct on the part of Owen Mumford, its Affiliates, employees, officers or its representatives.

13.3	The party or person claiming the indemnity under clauses 13.1 and 13.2 shall:

13.3.1	promptly notify the indemnifying party in writing with details of the claim;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.3.2	not make any admission in relation to the claim;

13.3.3	allow the indemnifying party to have the conduct of the defence or settlement of the claim; and

13.3.4	give the indemnifying party all reasonable assistance (at the indemnifying party’s expense) in dealing with the claim.

13.4

In the event the party claiming the indemnity under clauses 13.1 and 13.2 fails to comply with clause 13.3 the amount that party may claim under the indemnity shall be reduced to take into account any additional loss that may have resulted in the claiming party’s non-compliance with clause 13.3.

13.5

Subject to clause 13.7 and except under the indemnities in clauses 13.1 and 13.2, the liability of either party to the other for any breach of this Agreement, for any negligence or arising in any other way out of the subject matter of this Agreement will not extend to any indirect damages or losses, or any loss of profits, loss of revenue, loss of data, loss of contract or opportunity, or cost of replacement or correction of Customer Materials whether direct or indirect, even if the party bringing the claim has advised the other of the possibility of those losses, or if they were within the other parties’ contemplation.

13.6

Subject to clause 13.7 and except under the indemnities in clauses 13.1 and 13.2, the aggregate liability of each party to the other for all and any breaches of this Agreement, any negligence or arising any other way out of the subject matter of this Agreement will not exceed in total [*] the amount of all payments made to Owen Mumford by the Customer under this Agreement in the [*] immediately preceding the date of any claim.

13.7	Nothing in this Agreement limits or excludes either party’s liability for:

13.7.1	death or personal injury caused by its negligence;

13.7.2	any fraud by that party; or

13.7.3	any sort of liability that, by law, cannot be limited or excluded.

13.8

The express undertakings and warranties given by the parties in this Agreement are in lieu of all other warranties, conditions, terms, undertakings and obligations whether express or implied by statute, common law, custom, trade usage, course of dealing or in any other way.  All of these are expressly excluded from this Agreement to the full extent permitted by law.

13.9

During the Term and for a period of [*] years after the expiry or termination of this Agreement, each party will maintain with a reputable insurance company comprehensive third party liability insurance including, without limitation, insurance of product liability with cover of at least [*] per claim and in aggregate per year.  Each party will, at the request of the other, provide documentary evidence confirming the maintenance of such cover.

13.10

Each party shall promptly notify the other party on becoming aware of any incidence involving the Final Combination Product resulting directly or indirectly in an incident or near incident contemplated by Article 10 of the Medical Devices Directive (EC Directive 93/442/EEC) as amended from time to time, or personal injury, death or damage to property or any side effect associated with the Final Combination Product. The parties agree to cooperate in relation to the investigation or any incident or side effect and shall make available as required all

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

statements, reports, tests and other relevant information so far as such is reasonably necessary. Any supply of information or provision of assistance under this clause 13.10 shall not constitute an assumption of liability with respect to such incident or side effect. Any admission or declaration of liability in relation to any incident or side effect shall only be made with the other party’s prior written consent.

14	Adverse Events and Recalls

14.1

Owen Mumford shall be responsible for investigation (including the requirement for the submission of reports to regulatory agencies) of any complaints (including as relevant, any adverse events) relating to the Final Combination Product unless it is attributable solely to the Drug, the combination or use of the Drug within the Final Combination Product, any components, cartridges or parts supplied or designed by the Customer, any directions or specification in writing received from the Customer or to any modifications made at the written request of the Customer. The Customer shall be responsible for investigation of any other complaints. The Parties agree to cooperate with each other as far as necessary to address any complaints including as relevant to provide information required by regulatory authorities.

14.2

In the event that either party has reason to believe a Final Combination Product should be recalled or withdrawn, it should immediately notify the other party in writing. Such notification shall include the reasons why the Final Combination Product should be recalled or withdrawn. The parties shall cooperate with each other in relation to any recall of Final Combination Product at their own cost.

14.3

Any recalls or withdrawals shall be conducted by the Customer at its cost provided that Owen Mumford shall reimburse the Customer for its direct and reasonable costs of recall if the recall or withdrawal is caused solely by the failure of the Final Combination Product to perform to the Specification, Owen Mumford’s negligence or a breach by Owen Mumford of its obligations under this Agreement; such reimbursement shall be subject to clause 13.6 above.

14.4

If a competent authority requires a recall of the Final Combination Product, the parties shall cooperate in good faith to implement such recall provided always that the Customer shall have the right to control all recalls, product withdrawals and field corrections for the Final Combination Product. If the recall was caused:

14.4.1

solely or predominantly by Owen Mumford’s failure to supply the Final Combination Product in accordance with the Specification or the provisions of this Agreement, the Customer shall be entitled to set its reasonable expenses incurred in a recall against its future payments due to Owen Mumford hereunder or, on request, to be reimbursed by Owen Mumford within [*] of the date of the Customer’s written request; or

14.4.2	solely or predominantly by the Customer Materials, Owen Mumford shall be entitled to invoice the Customer for its reasonable expenses incurred in a recall.

14.5

Owen Mumford shall inform Customer of any adverse events reported to it involving the Final Combination Product as soon as reasonably possible and in no event later than two (2) Business Days from the time Owen Mumford becomes aware of such adverse event to ensure that Customer may comply with its expedited reporting obligations. Copies of the most current version of Owen Mumford’s standard operating procedures for adverse events shall be supplied to the Customer.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15	Term and Termination

15.1

This Agreement will come into force on the Effective Date and will remain in force for a period ending on the date falling ten (10) years from the date on which the first shipment of Final Combination Product is accepted by Customer unless terminated earlier by either party in accordance with any other provision of this Agreement (the “Term”). No later than [*] before the end of the Term the parties may agree in writing to continue the Agreement for an additional [*] or such other period as the parties may agree.

15.2	Either party may (without limiting any other remedy it may have) at any time terminate this Agreement with immediate effect by giving written notice to the other if:

15.2.1

the other is in material breach of any provision of this Agreement and, if it is capable of remedy, the breach has not been remedied within [*] after receipt of written notice specifying the breach and requiring its remedy; or

15.2.2

the other party becomes insolvent, or if an order is made or a resolution is passed for its winding up (except voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed over the whole or any part of the other party’s assets, or if the other party makes any arrangement with its creditors or ceases to carry on business or does or suffers any similar or analogous act existing under the laws of any country.

15.3	Either party may terminate this Agreement at any time without cause by giving not less than twelve (12) months’ written notice to the other party.

15.4	In the event of termination of this Agreement by the Customer in accordance with clause 15.2 or Owen Mumford in accordance with clause 15.3:

15.4.1

Owen Mumford shall continue to manufacture the Devices and assemble and supply the Final Combination Product to the Customer in accordance with the terms of this Agreement and the Customer shall be permitted to continue to sell the Final Combination Product until the Customer is able to identify, appoint, and qualify through all necessary regulatory approvals a third party manufacturer to supply product equivalent to the Devices and the Final Combination Product in place of Owen Mumford; and

15.4.2

on such commercial terms as the parties may agree (and subject to the negotiation and agreement of such commercial terms) Owen Mumford will provide to the Customer such assistance, documentation and licences under Owen Mumford’s relevant Intellectual Property Rights as may reasonably be required by the Customer or the third party manufacturer to enable the third party manufacturer to manufacture products equivalent to the Devices and the Final Combination Product (any such documentation shall be the Confidential Information of Owen Mumford and such provision will be subject to the Customer and such third party manufacturer entering such binding obligations of confidence and non-use as Owen Mumford may reasonably require in relation to such documentation and subject to the Customer ceasing to manufacture or have manufactured such Final Combination Products on the date on which the Term would have ended had the Agreement not been terminated); and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.4.3

the Customer’s obligation to purchase the Minimum Order Quantity in accordance with clause 4.4 shall not apply during any period during which Owen Mumford continues to supply Final Combination Products to the Customer pursuant to this clause 15.4.

15.5

In the event of termination of this Agreement by Owen Mumford in accordance with clause 15.2 or by the Customer in accordance with clause 15.3, Owen Mumford shall have no obligation to provide the Customer with any assistance, documentation or license to allow for the transfer of the manufacture of the Final Combination Product to any third party, but may at its option do so subject to such commercial terms as the parties may agree.

15.6	On termination or expiry of this Agreement for any reason:

15.6.1	all invoices shall become immediately due and payable in accordance with the payment terms set out in clause 10;

15.6.2

Owen Mumford shall continue to manufacture the Devices and to assemble and supply Final Combination Product in accordance with any Purchase Orders accepted by Owen Mumford prior to the date of termination or expiry. Owen Mumford shall be entitled to render invoices for such Final Combination Product supplied as of the date of termination or expiry;

15.6.3

all licences shall immediately cease as at date of termination or expiry save where continuation of such licences is necessary for: (a) Owen Mumford to comply with its obligations under clauses 15.4 or 15.6.2; or (b) for the Customer to meet any third party orders for Final Combination Product existing as of the date of termination or expiry (save that such right shall only apply for a period of [*] from the date of termination or expiry);

15.6.4

any regulatory approvals relating to the Device or the Final Combination Product held by Owen Mumford shall be immediately transferred to the Customer, at the Customer’s sole cost. Owen Mumford shall provide the Customer with any assistance necessary and execute any documents required to transfer the regulatory approvals to the Customer;

15.6.5	the Confidential Information of the parties shall be returned to the other party in accordance with clause 12.6.

15.7	Termination of this Agreement will not release any party from any obligation or liability which has fallen due or arisen before the effective date of termination of the Agreement.

15.8	Clauses 1, 10, 11, 12, 13, 14, 15, and 17 will survive termination of this Agreement for whatever reason.

16	Force Majeure

16.1

Neither party will be liable to the other for any delay or non-performance of its obligations under this Agreement (other than a payment obligation) arising from any cause beyond that party’s reasonable control, including but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, power failure, earthquake or terrorism (“Force Majeure Event”).  Upon being affected by a Force Majeure Event, a party will give written

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

notice of that Force Majeure Event to the other party as soon as practicable, indicating the nature, effect and likely duration of that Force Majeure Event.

16.2

The performance of the affected party’s obligations, to the extent affected by the Force Majeure Event, will be suspended during the period that the Force Majeure Event persists, provided that if performance is not resumed within three (3) months either party may, at any time prior to the resumption of the obligations, terminate this Agreement with immediate effect by giving written notice to the other party.

17	General

17.1

Each party shall comply with all applicable laws in the course of performing its obligations or exercising its rights pursuant to this Agreement. Each party undertakes to comply with the provisions of any applicable law intended to prevent corruption and/or bribery (collectively “Compliance Laws”) and to adopt all appropriate measures to prevent violation of the Compliance Laws. Without limiting the foregoing, either party agrees that it will not, in the conduct of its performance under this Agreement, offer, pay, give or promise to pay or give, directly or indirectly, any payment or gift of any money or thing of value to: (i) any government official to influence any acts or decisions of such official or to induce such official to use his influence with any government to effect or influence the decision of such government in order to assist the party in its performance of its obligations under this Agreement or to benefit either of the parties; (ii) any political party or candidate for public office for such purpose; or (iii) any person if such party knows or has reason to know that such money or thing of value will be offered, promised, paid or given, directly or indirectly, to any official, political party or candidate for such purpose.

17.2

Notices: Any notice to be given under this Agreement must be in writing, may be delivered to the other party by any of the methods set out in the left hand column below, and will be deemed to be received on the corresponding day set out in the right hand column:

Method of service	Deemed day of receipt
By hand or courier	the day of delivery
By pre-paid first class post	the second Business Day after posting
By recorded delivery post	the next Business Day after posting
By fax (provided the sender’s fax machine confirms complete and error-free transmission of that notice to the correct fax number)	the next Business Day after sending or, if sent before 16.00 (sender’s local time) on the Business Day it was sent

The parties’ respective representatives for the receipt of notices are, until changed by notice given in accordance with this clause, as follows:

For Owen Mumford:	For the Customer:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Name: Gavin Jones Address: BrookHill Woodstock OX20 1TU UK	Name: Legal Department Address: 4200 Bohannon Drive Suite 250 Menlo Park CA 94025 USA
Fax number: +441993 813466	Fax number: +1 650-618-2602

17.3

Assignment/sub-contracting:  Neither party may assign or transfer this Agreement as a whole, or any of its rights or obligations under it, without first obtaining the written consent of the other party (not to be unreasonably withheld or delayed) provided that:

17.3.1

either party may, without the consent of the other party, assign all of its rights and obligations under this Agreement to an Affiliate or to any successor to that part of its business to which the subject matter of this Agreement relates. In the event a party assigns all of its rights and obligations under this Agreement to an Affiliate and such Affiliate ceases to be an Affiliate of the party, all of the assigned rights and obligations under this Agreement shall be transferred back to the relevant party; and

17.3.2

Customer may, without the consent of Owen Mumford, assign this Agreement to the purchaser or licensee in the event of the grant of a licence or sale of its business relating to the Final Combination Product.

17.4

Illegal/unenforceable provisions:  If the whole or any part of any provision of this Agreement is void or unenforceable in any jurisdiction, the other provisions of this Agreement, and the rest of the void or unenforceable provision, will continue in force in that jurisdiction, and the validity and enforceability of that provision in any other jurisdiction will not be affected.

17.5

Waiver of rights:  If a party fails to enforce, or delays in enforcing, an obligation of the other party, or fails to exercise, or delays in exercising, a right under this Agreement, that failure or delay will not affect its right to enforce that obligation or constitute a waiver of that right.  Any waiver of any provision of this Agreement will not, unless expressly stated to the contrary, constitute a waiver of that provision on a future occasion.

17.6

No agency:  Nothing in this Agreement creates, implies or evidences any partnership or joint venture between the parties, or the relationship between them of principal and agent.  Neither party has any authority to make any representation or commitment, or to incur any liability, on behalf of the other.

17.7

Entire agreement: This Agreement (incorporating all Schedules) and any Quality Agreement entered into between the parties constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them (including, without limitation, any project proposal supplied by Owen Mumford) relating to its subject matter.  In the event that the terms of the Quality Agreement are inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail.  Each party acknowledges that it has not entered into this Agreement on the basis of any warranty, representation, statement, agreement or undertaking except those expressly set out in this Agreement.  Each party waives any claim for breach of this Agreement, or any right to rescind this Agreement in respect of, any representation which is not an express provision of this Agreement.  However, this clause does not exclude any liability which either party may have to the other (or any right which either party may have to rescind this Agreement) in respect of any fraudulent misrepresentation or fraudulent concealment prior to the execution of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

17.8

Formalities: Each party will take any action and execute any document reasonably required by the other party to give effect to any of its rights under this Agreement, or to enable their registration in any relevant jurisdiction within the Territory provided the requesting party pays the other party’s reasonable expenses.

17.9	Amendments: No variation or amendment of this Agreement (including the Schedules) will be effective unless it is made in writing and signed by each party’s representative.

17.10

Third parties:  No one except a party to this Agreement has any right to prevent the amendment of this Agreement or its termination, and no one except a party to this Agreement may enforce any benefit conferred by this Agreement, unless this Agreement expressly provides otherwise.  The indemnified parties specified in clauses 13.1and 13.2 may directly enforce the indemnities in those clauses.

17.11

Governing law:  This Agreement is governed by, and is to be construed in accordance with, [*] law.  The [*] Courts will have exclusive jurisdiction to deal with any dispute which has arisen or may arise out of or in connection with this Agreement, except that either party may bring proceedings for an injunction in any jurisdiction.

SIGNED by the authorised representatives of the parties on the date set out at the head of this Agreement.

SIGNED for and on behalf of OWEN MUMFORD LIMITED: Name Gavin Jones Position Group Finance Director Signature /s/ Gavin Jones	SIGNED for and on behalf of VERSARTIS GMBH: Name Paul B. Westberg Position Managing Director Signature /s/ Paul B. Westberg

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 1

Part 1

Device

Description of device, including drawings highlighting any special features will be agreed by Owne Mumford and Customer before commencement of manufacturing of the Device.

Part 2

Labelling and Packaging Specifications

Details of the Labelling and Packaging Specifications (including any branding requirements) for both Primary and Secondary Packaging will be agreed by Owen Mumford and Customer before commencement of manufacturing of the Device.

Part 3

Final Combination Product

Details of the Final Combination Product (including any branding requirements) will be agreed by Owen Mumford and Customer before commencement of manufacturing of the Final Combination Product.

Part 4

Quality Agreement and Specifications and Assumptions

Within 90 days of the Effective Date, Owen Mumford and Customer will execute a Quality Agreement related to manufacture of the Device and the Final Combination Product. Before commencement of manufacturing of the Device, the parties will agree technical specifications and design specifications relating to the Device and the Final Combination Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 2

Price and Payment Schedule

Provisional Price for each of the Final Combination Product based on the device being packed in a twin pack:

Price (Pounds Sterling)
	Subassemblies	Assembly	Packaging	Total
Initial Production up to [*] units	[*]	[*]	[*]	[*]
Routine Production <[*]	[*]	[*]	[*]	[*]
>[*]	[*]	[*]	[*]	[*]
>[*]	[*]	[*]	[*]	[*]
>[*]	[*]	[*]	[*]	[*]

This pricing does include batch release testing with the exception of drug testing.

The parties shall agree a fixed Price for the Final Combination Products prior to production.

The parties shall meet within [*] before or after [*], and each [*] anniversary of that date (in each case the “Anniversary”) to review the Price in good faith.

If within one month of meeting to review the Price the parties cannot agree a revised Price, then, on such date of the Price will [*] between the date on which the Price was last set or increased and the date on which Owen Mumford increases the Price.

Once the new Price is agreed or determined, it shall apply with effect from the relevant Anniversary and shall be deemed to come into force from that date (which, for the avoidance of doubt, may have retrospective effect if the parties meet, or if the Price is agreed or determined, after the relevant Anniversary).  Within one month of agreeing or determining the new Price, the Customer shall pay to Owen Mumford any outstanding sums due in respect of its purchases of Products since the relevant Anniversary, together with any applicable VAT.

The Customer’s address for the receipt of invoices under this Agreement is:

Accounts Payable

4200 Bohannon Drive, Suite 250

Menlo Park, CA 94025

USA

or

ap@versartis.com

134906374 v2

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.